Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	6/30/2025	3/31/2025	6/30/2024
Scheduled CD maturities for subsequent quarter	$693,261	$697,149	$399,395
Average rate scheduled CD maturities for subsequent quarter	4.14%	4.31%	4.72%
Average loan rate - loan originations/renewals QTD (excludes fees)	7.07%	6.84%	8.05%
Cost of total deposits, Qtr-End	2.76%	2.78%	3.34%
Cost of interest-bearing deposits, Qtr-End	3.41%	3.42%	4.07%
Net interest margin, final month of Qtr	3.35%	2.86%	2.80%
Noninterest bearing DDA balances, Qtr-End	$2,632,058	$2,647,577	$2,475,415
Reserve for unfunded commitments, Qtr-End	$655	$768	$1,078
Credit card spend QTD	$268,045	$259,777	$261,486
Credit card net income QTD	$2,119	$1,968	$2,333
Merchant services fees QTD	$600	$509	$595
Mortgage banking income QTD	$1,323	$613	$1,379
FDIC insurance QTD	$2,475	$2,587	$1,950
Salaries & employee benefits QTD	$22,576	$22,879	$24,213
Other operating expense	$5,416	$6,948	$3,623
Third party processing and other services QTD	$8,005	$7,738	$7,465
Equipment and occupancy expense QTD	$3,698	$3,722	$3,567
Earnings retention YTD	71%	71%	68%
Number of full-time equivalent employees	659	636	625
QTD tax rate	19.82%	20.06%	21.71%
YTD tax rate	19.94%	20.06%	19.70%

Available Liquidity	6/30/2025	3/31/2025	6/30/2024
Cash and cash equivalents	$1,710,904	$3,349,720	$1,276,765
Investment Securities (mkt value), net of pledged	$618,144	$325,403	$346,922
Total on balance sheet liquidity	$2,329,048	$3,675,123	$1,623,687

FHLB fundings availability	$3,244,071	$3,084,683	$2,883,095
Correspondent lines of credit availability	$225,000	$225,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,344,657	$4,656,692	$4,012,454
Federal Reserve Bank fundings availability	$2,211,658	$2,196,604	$2,154,226
Total Available Liquidity	$12,354,434	$13,838,102	$10,898,462